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                              FIDELITY INVESTMENTS'

                      CODE OF ETHICS FOR PERSONAL INVESTING






                                 JANUARY 1, 2001










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                      CODE OF ETHICS FOR PERSONAL INVESTING

This document constitutes the Code of Ethics adopted by the Fidelity Funds (the "Funds"), the subsidiaries of FMR Corp. that serve as investment advisors or principal underwriters and their affiliated companies (collectively, the "Fidelity Companies") pursuant to the provisions of Rule 17j-1 under the Investment Company Act of 1940 and of Rules 204-2(a)(12) and 204-2(a)(13) under the Investment Advisers Act of 1940 (collectively, the "Rules").

I.       PURPOSE AND SCOPE OF THIS CODE

         A.       PERSONAL SECURITIES TRANSACTIONS

                  This Code focuses on personal transactions in securities by persons associated with the various Fidelity Companies. Accordingly, the Code does not attempt to address all areas of potential liability under applicable laws. For example, provisions of the Investment Company Act of 1940 prohibit various transactions between a fund and affiliated persons, including the knowing sale or purchase of property to or from a fund on a principal basis and joint transactions between a fund and an affiliated person. This Code does not address these other areas of potential violation. Accordingly, persons covered by this Code are advised to seek advice from the Ethics Officer, or his or her designee (collectively, the "Ethics Office"), before engaging in any transaction other than the normal purchase or sale of fund shares or the regular performance of their business duties if the transaction directly or indirectly involves themselves and one or more of the Funds.

         B.       GUIDING PRINCIPLES

                  The Code is based on the principle that the officers, directors, partners and employees of the Fidelity Companies owe a fiduciary duty to, among others, the shareholders of the Funds to place the interests of the Fund shareholders above their own and to conduct their personal securities transactions in a manner which does not interfere with Fund transactions, create an actual or potential conflict of interest with a Fund or otherwise take unfair advantage of their relationship to the Funds. Persons covered by this Code must adhere to this general principle as well as comply with the Code's specific provisions. It bears emphasis that technical compliance with the Code's procedures will not automatically insulate from scrutiny trades which show a pattern of abuse of the individual's fiduciary duties to the Fidelity Funds in general or a specific Fund in particular. For officers and employees of Fidelity Management & Research Company ("FMR") and its affiliates, the fiduciary responsibility applies to all of the investment companies advised by FMR or any of its affiliates as well as any account holding the assets of third parties for which FMR or any of its affiliates acts in an investment advisory capacity (both types of portfolios hereinafter referred to as the "Fidelity Funds" or "Funds").

                  Recognizing that certain requirements are imposed on investment companies and their advisers by virtue of the Investment Company Act of 1940 and the Investment Advisers Act of 1940, considerable thought has been given to devising a code of ethics designed to provide legal protection to accounts for which a fiduciary relationship exists and at the same time maintain an atmosphere within which conscientious professionals may develop and maintain investment skills. It is the combined judgment of the Fidelity Companies and the Boards of the Funds that as a matter of policy a code of ethics should not inhibit responsible personal investment by professional investment personnel, within

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                  boundaries reasonably necessary to insure that appropriate safeguards exist to protect the Funds. This policy is based on the belief that personal investment experience can over time lead to better performance of the individual's professional investment responsibilities. The logical extension of this line of reasoning is that such personal investment experience may, and conceivably should, involve securities which are suitable for the Funds in question. This policy quite obviously increases the possibility of overlapping transactions. The provisions of this Code, therefore, are designed to foster personal investments while minimizing conflicts under these circumstances and establishing safeguards against overreaching.

II.      PERSONS (AND ACCOUNTS) TO WHOM THIS CODE APPLIES

         Unless otherwise specified, each provision of this Code applies to all members of the Board of the Funds, and all officers, directors, partners and employees of the Fidelity Companies. In addition, the provisions apply to any individual designated and so notified in writing by the Ethics Office. Where the applicability of a particular provision is more limited, the provision will so state. For example, particular provisions may state they are limited to:

         A.       FIDELITY EMPLOYEES.

                  This category includes all employees of the Fidelity Companies and anyone the Ethics Office designates.

         B.       ACCESS PERSONS.

                  This category includes Investment Professionals, Senior Executives and certain other employees specified in paragraph
                  II. A. 3. below.

                  1. INVESTMENT PROFESSIONALS are (i) portfolio managers, research analysts and traders employed by FMR; (ii) all employees of the Capital Markets Division of Fidelity Investment Institutional Brokerage Group ("FIIBG"); (iii) FMR officers (vice-president and above) and members of its Board of Directors; and
                           (iv) such other employees as the Ethics Office may designate and so notify in writing.

                  2. SENIOR EXECUTIVES are (i) FMR Corp. officers (vice-president and above) and members of its Board of Directors; (ii) attorneys within Fidelity Legal and Government Affairs (FL&GA); (iii) employees of the Fund Treasurer's Department, the FMR Investment & Advisor Compliance Department and the Compliance Systems Technology Group; (iv) the Ethics Office; and
                           (v) such other employees as the Ethics Office may designate and so notify in writing.

                  3. OTHER ACCESS PERSONS are all other employees who, in connection with their regular duties, make, participate in, or obtain timely information regarding the purchase or sale of a security by a Fund or of any investment recommendation to a Fund. This includes (i) employees of FMR, Fidelity Management Trust Company ("FMTC"), and Fidelity Pricing and Cash Management Services ("FPCMS"); (ii) employees who have access to the BOS E (AS400 trading machine), BOS H (AS400 development machine) or other systems containing timely information about the Funds' activities or investment recommendations made to the Funds; (iii) all employees within Operations Audit and Analysis and (iv)

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                           such other employees as the Ethics Office may
                           designate and so notify in writing.

                           Although the Ethics Office seeks to notify Access Persons of their status as such, you are required to comply with all provisions applicable to Access Persons if you are within one of the designated groups even if the Ethics Office does not notify you of your status. Please contact the Ethics Office if you believe you are an Access Person or if you are unsure of your status under the Code.

         C.       NON-ACCESS TRUSTEES.

                  Trustees of the Fidelity Group of Funds will generally be deemed Access Persons; however, Trustees who fulfill both of the following conditions will be deemed "Non-Access Trustees" and treated as a separate category:

                  1. The Trustee is not an "interested person" (as defined in Section 2(a)(19) of the Investment Company Act of
                           1940) of any Fidelity Fund; and

                  2. The Trustee elects not to receive the Daily Directors' Report and further elects not to have access to any systems containing timely information about the Fund's activities or investment recommendations made to the Funds; PROVIDED that this condition shall only be considered fulfilled as of the fifteenth day after the Trustee has notified the Ethics Office of such election.

         D.       PORTFOLIO MANAGERS.

                  This category includes employees whose assigned duties are to manage any Fund, or portion thereof, and who exercise authority to make investment decisions on behalf of such Fund or portion thereof.

         E.       OTHER PERSONS.

                  These are persons as specified in a particular provision of the Code or as designated by the Ethics Office.

         F.       COVERED ACCOUNTS (BENEFICIAL OWNERSHIP).

                  It bears emphasis that the provisions of the Code apply to transactions in reportable securities for any account "beneficially owned" by any person covered by the Code. The term "beneficial ownership" is more encompassing than one might expect. For example, an individual may be deemed to have beneficial ownership of securities held in the name of a spouse, minor children, or relatives sharing his or her home, or under other circumstances indicating a sharing of financial interest. See the Appendix to this Code for a more comprehensive explanation of beneficial ownership. Please contact the Ethics Office if you are unsure as to whether you have beneficial ownership of particular securities or accounts.

III.     PROVISIONS APPLICABLE TO FIDELITY EMPLOYEES AND THEIR ACCOUNTS

         A.       PROCEDURAL REQUIREMENTS

                  1. REPORTS ON REPORTABLE SECURITIES. Fidelity has established certain procedures to monitor individual transactions in reportable securities (as defined below) for compliance with this Code and to avoid situations which have the potential for conflicts of interest with the Funds. You and

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                           all persons subject to this Code are required to
                           comply with the procedures described below. Failure to follow these procedures or the filing of a false, misleading or materially incomplete report will itself constitute a violation of this Code.

                           Reports required under Section III.A.5. are necessary only for transactions in reportable securities. If an investment is made in an entity substantially all of whose assets are shares of another entity or entities, the security purchased should be reported and the underlying security or securities identified. Furthermore, if an investment is made in a private placement, this transaction must be reported (See Exhibit B).

                           "REPORTABLE SECURITIES" are ALL securities except:

                           a)     U.S. Treasury Notes, Bills and Bonds;

                           b) money market instruments such as certificates of deposit, banker's acceptances and commercial paper;

                           c) shares of U.S. registered open-end investment companies;

                           d) securities issued by FMR Corp.(records will be maintained by FMR Corp. on their book entry system);

                           e)     any obligations of agencies and
                                  instrumentalities of the U.S. government if the remaining maturity is one year or less; and

                           f) commodities and options and futures on commodities provided that the purchase of these instruments may not be utilized to indirectly acquire interests or securities which could not be acquired directly or which could not be acquired without reporting or pre-clearance. See Section III.B.4.

                 2. ACKNOWLEDGMENT. Each new Fidelity employee will be given a copy of this Code of Ethics upon commencement of employment. Within 7 days thereafter, you must file an acknowledgment (Exhibit A) stating that you have read and understand the provisions of the Code of Ethics, and provide a written list to the Ethics Office of all brokerage accounts in which you are a beneficial owner of any securities in the account (Exhibit E). Additionally, your acknowledgment accords Fidelity the authority to access at any time records for any beneficially owned brokerage account for the period of time you were employed by Fidelity.

                 3. ANNUAL UPDATE. Each year, on or before January 31, you must file an annual update stating that you have reviewed the provisions of the Code of Ethics, understand the provisions of the Code and that the Code applies to you, and believe that your personal transactions in reportable securities for the previous calendar year, and those of your family members which are deemed to be beneficially owned by you, have been reported as required under the Code and were consistent with its provisions (Exhibit A).

                 4. IN-HOUSE TRADING. Fidelity employees are required to maintain all personal and beneficially owned accounts at and execute all transactions in reportable securities through a brokerage account at Fidelity Brokerage Services LLC (FBS) (See Exhibit G). By opening an account with FBSI you agree to allow FBSI to forward to the Ethics Office reports of your account transactions and to allow the Ethics Office access to all account

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                           information. Upon opening such an account you are
                           required to notify FBSI of your status as an employee.

                           Waivers to this policy are granted on a limited basis in the sole discretion of the Ethics Office or the Ethics Oversight Committee. See Section VIII for more information on applying for a waiver.

                           In reviewing requests for waivers of the requirement to maintain accounts at (FBS), the Ethics Office or the Ethics Oversight Committee may consider, among other factors, Fidelity's ability to monitor compliance with the provisions of the Code of Ethics and other applicable policies in a timely manner as well as the hardship that would be incurred by the employee if an account cannot be maintained externally.

                 5. TRANSACTION REPORTING. Each employee must report personal transactions in reportable securities to the Ethics Office. Failure to file a report will be treated as the equivalent of a report indicating that there were no transactions in reportable securities. This reporting obligation may be met as follows:

                           a) FBSI Accounts: The Ethics Office will assume responsibility for obtaining trade information from FBSI for accounts in your name and all other related FBSI accounts that have been disclosed to the Ethics Office by you.

                           b) Non-FBSI (External) Accounts: Transactions must be conducted through a FBSI account. It is your responsibility to ensure any transactions in reportable securities not conducted through a FBSI account are reported to the Ethics Office. For approved external accounts, you are responsible for ensuring that the institution where the account is maintained agrees to, and promptly provides, regular copies of confirmations and statements directly to the Ethics Office. These confirmations and statements must include the trade date, security description, number of shares or principal amount of each security, the nature of the transaction (e.g., purchase or sale), the total price and the name of the institution that effected the transactions. If transactions cannot or are not reported by the external institution in this fashion, permission to open the account will not be granted or will be revoked by the Ethics Office.

                           c) Failure to Report by External Brokers: As noted above, employees are responsible for ensuring their transactions in reportable securities not conducted through a FBSI account are reported to the Ethics Office. If you have executed transactions through an external broker and the broker does not report the transactions as specified in paragraph b) above, you must promptly forward the necessary information to the Ethics Office. If account statements with the necessary information are not available, you must complete the REPORT OF SECURITIES TRANSACTIONS (Exhibit B) with the information and forward it to the Ethics Office.

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        B.        PROHIBITED ACTIVITIES

                  1. ACTIVITIES FOR PERSONAL BENEFIT. Inducing or causing a Fund to take action, or to fail to take action, for personal benefit rather than for the benefit of the Fund is prohibited. For example, you would violate this Code by causing a Fund to purchase a security you owned for the purpose of supporting or increasing the price of that security. Causing a Fund to refrain from selling a security in an attempt to protect a personal investment, such as an option on that security, also would violate this Code.

                  2. PROFITING FROM KNOWLEDGE OF FUND TRANSACTIONS. Using your knowledge of Fund transactions to profit by the market effect of such transactions is prohibited.

                  3. VIOLATIONS OF THE ANTIFRAUD LAWS AND REGULATIONS. Violations of the antifraud provisions of the federal securities laws and the rules and regulations promulgated thereunder, including the antifraud provision of Rule 17j-1 under the Investment Company Act of 1940, are prohibited. In that Rule, the Securities and Exchange Commission specifically makes it unlawful for any person affiliated with a Fund, investment adviser or principal underwriter of a Fund in connection with the purchase or sale, directly or indirectly, by such person of a "security held or to be acquired" by such Fund:

                           (1) To employ any device, scheme or artifice to
                               defraud the Fund;

                           (2) To make any untrue statement of a material fact
                               to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

                           (3) To engage in any act, practice or course of
                               business that operates or would operate as a fraud or deceit upon the Fund; or

                           (4) To engage in any manipulative practice with
                               respect to the Fund."

                           Rule 17j-1 defines "security held or to be acquired" very broadly to include any security (other securities that are not reportable securities) that, "within the most recent 15 days, (i) is or has been held by such company, or (ii) is being or has been considered by such company or its investment adviser for purchase by such company, and (iii) any option to purchase or sell, and any security convertible into or exchangeable for" a reportable security. Thus the antifraud provisions of Rule 17j-1 may apply to transactions in securities even if not recently traded by a Fund. Under Rule 17j-1, a sufficient nexus exists if a fraud is effected in connection with a security held for a long period in a portfolio or merely considered for inclusion in a portfolio. In addition, the receipt of compensation in the form of an opportunity to purchase a security that is intended to induce a Fund to purchase other securities must be reported under this Rule, whether or not the compensation is in the form of an opportunity to purchase a security "held or to be acquired" by a Fund. Moreover, the general antifraud provisions of the Securities Exchange Act of 1934 and other federal securities statutes make unlawful fraud in connection with the purchase or sale of securities, even if such securities do not fall within the scope of Rule 17j-1.

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                  4.       USE OF DERIVATIVES. Derivatives, including futures
                           and options, and other arrangements may not be used to evade the restrictions of this Code. Accordingly, you may not use derivatives or other arrangements with similar effects to take positions in securities that the Code would prohibit if the positions were taken directly. For purposes of this section, "futures" are futures on securities or securities indexes; "options" are options (puts or calls) on securities or securities indexes, or options on futures on securities or securities indexes. Options and futures on commodities are "reportable securities" except as specified in Section III. A. 1.
                           (f).

                  5. GIFTS AND HOSPITALITIES. The Fidelity Companies generally prohibit employees from receiving gifts or other gratuities from any person or entity that does business with the Funds or with any Fidelity Company or from any entity which is a potential portfolio investment for the Funds. Fidelity's Gifts and Gratuities Policy, which is separate from this Code, sets forth the specific policies, restrictions and procedures to be observed by employees with respect to business-related gifts and related matters.

                  6. RESTRICTED SECURITIES. From time to time, a security may be placed on a restricted list. Certain employees, as designated on a case-by-case basis by the Ethics Office, may not effect transactions in securities on the restricted list.

                  7. INVESTMENTS IN HEDGE FUNDS AND INVESTMENT CLUBS. You may not invest in hedge funds or investment clubs because such funds or clubs cannot normally be expected to comply with the provisions of this Code.

         C.       RESTRICTED ACTIVITIES

                  The following are restricted by this Code of Ethics:

                  1. SHORT SALE ACTIVITIES. Purchasing puts to open, selling calls to open or selling a security short where there is no corresponding long position in the underlying security is prohibited; short sales against the box are permitted. This prohibition includes purchasing puts to open and selling calls to open on all market indexes with the exception of the following indexes: S&P 100, S&P Mid Cap 400, S&P 500, Morgan Stanley Consumer Index, FTSE 100 and Nikkei
                           225. Short sales of the Fidelity Select Portfolios are also prohibited.

                  2. PUBLIC OFFERINGS FOR WHICH NO PUBLIC MARKET PREVIOUSLY EXISTED. The purchase of an initial public offering of securities for which no public market in the same or similar securities of that issuer has previously existed is prohibited except as noted below. This prohibition includes free stock offers through the internet and applies both to equity and debt securities.

                           EXCEPTIONS. Exceptions from this prohibition may be granted in special circumstances with the written permission of the Ethics Office (e.g., receipt of securities or their subsequent sale by an insurance policyholder or depositor of a company converting from mutual to stock form). See Section VIII. A. for more information on applying for a waiver.

3. EXCESSIVE TRADING. While active personal trading does not in and of itself raise issues under Rule 17j-1, the Fidelity Companies and Boards of the Funds believe that a very high volume of personal trading can be time

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                           consuming and can increase the possibility of actual
                           or apparent conflicts with portfolio transactions. Accordingly, an unusually high level of personal trading activity is strongly discouraged and may be monitored by the Ethics Office to the extent appropriate for the category of person, and a pattern of excessive trading may lead to the taking of appropriate action under the Code.

                  4. DISCRETIONARY AUTHORIZATION. You may not exercise investment discretion over accounts in which you have no beneficial interest. If you wish to apply for a waiver, you must contact the Ethics Office.

IV.      ADDITIONAL REQUIREMENTS APPLICABLE TO ACCESS PERSONS

         Because of their access to information about Fund investments and/or investment recommendations, Access Persons are necessarily subject to somewhat greater restrictions and closer scrutiny than are other persons subject to the Code. Accordingly, in addition to complying with the provisions detailed in Section III of this Code, Access Persons are required to comply with the provisions of this section.

         A.       DISCLOSURE OF PERSONAL SECURITIES HOLDINGS.

                  Access Persons must disclose in writing all personal securities holdings owned directly or otherwise beneficially owned (See Exhibit F).

                  1. INITIAL REPORT. Each new Access Person must file a holdings disclosure within 7 days of the commencement of employment or of being designation an Access Person.

                  2. ANNUAL REPORT. Each Access Person must file a holdings report containing current information as of a date no more than 30 days before the report is submitted.

         B. ALL PERSONAL TRADES IN REPORTABLE SECURITIES MUST BE CLEARED IN ADVANCE BY THE APPROPRIATE PRE-CLEARANCE DESK.

                  One of the most important objectives of this Code is to prevent Access Persons from making personal trades on the basis of information about portfolio transactions made by the Funds. Trading on such information for personal benefit not only constitutes a violation of this Code, but also may influence the market in the security traded and thus prevent transactions for the Funds from being conducted at the most favorable price. To further reduce the possibility that Fund transactions will be affected by such trades, Access Persons must comply with the following procedures before effecting a personal transaction in any securities which are "reportable securities":

                  1.       PRE-CLEARANCE PROCEDURES.

                           a) On any day that you plan to trade a reportable security, you must first obtain pre-clearance. (See Exhibit H) (PLEASE NOTE THAT PRE-CLEARANCE COMMUNICATIONS MAY BE RECORDED FOR THE PROTECTION OF FIDELITY AND ITS EMPLOYEES.) By seeking pre-clearance, you will be deemed to be advising the Ethics Office that you (i) do not possess any material, nonpublic information relating to the security; (ii) are not using knowledge of any proposed trade or investment program relating to the Funds for personal benefit; (iii) believe the proposed trade is available to any market participant on the same terms; and (iv) will provide any other relevant

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                                  information requested by the Ethics Office.
                                  Pre-clearance is required on the day your trade will be executed. Generally, a pre-clearance request will not be approved if it is determined that the trade will have a material influence on the market for that security or will take advantage of, or hinder, trading by the Funds. Additionally, your request will be evaluated to determine if you are in compliance with the other provisions of the Code relevant to such transaction.

                                  Exceptions. Securities and transaction types that do not require pre-clearance include the following: currency warrants; rights subscriptions; gifting of securities; automatic dividend reinvestments; options on, and exchange traded funds that track, the following indexes: S&P 100, S&P Mid Cap 400, S&P 500, Morgan Stanley Consumer Index, FTSE 100 and Nikkei 225.

                           b) Transactions in accounts beneficially owned by an employee where investment discretion has been provided to a third party in a written document and for which the employee provides no input regarding investment decision making will not be subject to pre-clearance. Transactions in reportable securities in such accounts, however, still must be reported under this Code.

                           c) In addition to any other sanctions provided for under the Code (see Section IX. D), failure to pre-clear a transaction as required above may result in a requirement to surrender any profits realized in connection with the transaction.

         C.       GOOD-TILL-CANCELED ORDERS.

                  Access Persons may not place good-till-canceled orders. Good-till-canceled orders may inadvertently cause an employee to violate the pre-clearance provisions of this Code.

         D.       PURCHASE OF CLOSED-END FUNDS.

                  The purchase of closed-end funds for which a Fidelity Company performs the pricing and bookkeeping services is prohibited without prior approval by the Ethics Office.

V. ADDITIONAL REQUIREMENTS APPLICABLE TO INVESTMENT PROFESSIONALS AND SENIOR EXECUTIVES

         In addition to complying with the provisions detailed in Sections III and IV of this Code, Investment Professionals and Senior Executives are required to comply with the provisions of this section.

         A.       PRIVATE PLACEMENTS.

                  Private placements are in many cases not suitable investments for the Funds. However, in various circumstances, they may be suitable investments. In order to avoid even the appearance of a conflict of interest between their personal investment activities and their fiduciary responsibility to the Funds' shareholders, Investment Professionals and Senior Executives must follow the procedures outlined below to participate in a private placement.

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                  1.       PRIOR APPROVAL TO PARTICIPATE.

                           You must receive written approval from your Division or Department Head and the Ethics Office, utilizing Exhibit C, prior to any purchase of a privately placed security. If you are a Division or Department Head, then approval shall be received from the President of FMR (See Exhibit C).

                  2.       TRANSACTION REPORTING.

                           If approved, you must report the purchase to the Ethics Office within 10 days of the end of the month in which the purchase occurred, using the REPORT OF SECURITIES TRANSACTIONS form (Exhibit B).

                  3.       IN THE EVENT OF SUBSEQUENT INVESTMENT BY A FUND
                           OR FUNDS.

                           After approval is granted, if you have any material role in subsequent consideration by any Fund of an investment in the same or an affiliated issuer, you must disclose your interest in the private placement investment to the person(s) making the investment decision. Notwithstanding such a disclosure, any decision by any Fund to purchase the securities of the issuer, or an affiliated issuer, must be subject to an independent review by your Division or Department Head.

         B.       SURRENDER OF SHORT-TERM TRADING PROFITS.

                  Short-term trading can be both time consuming and can increase the possibility of actual or apparent conflicts with Fund transactions. To reduce instances of short-term trading, the Fidelity Companies and the Boards of the Funds have determined that Investment Professionals and Senior Executives will be required to surrender short-term trading profits. Short-term trading profits are profits generated from the purchase and sale of the same (or equivalent) security within 60 calendar days. Transactions will be matched with any opposite transaction within the most recent 60 calendar days.

                  EXCEPTIONS. Transactions related to the following securities are not subject to this provision: options on, and exchange traded funds that track, the following indexes are not subject to this provision: S&P 100, S&P Mid Cap 400, S&P 500, Morgan Stanley Consumer Index, FTSE 100 and Nikkei 225. Exhibit D contains further information and examples concerning application of this policy.

         C.       PURCHASE OF SECURITIES OF CERTAIN BROKER-DEALERS.

                  Investment Professionals and Senior Executives, unless specifically excluded by the Ethics Office, may not purchase securities of certain broker-dealers or parent companies as identified from time to time by the Ethics Office based upon the level and nature of services provided to the Funds.

         D.       RESEARCH NOTES.

                  Investment Professionals and Senior Executives specifically designated by the Ethics Office must wait two business days after the day on which a research note is issued prior to trading for their beneficially owned accounts in the securities of the issuer(s) that is the subject of the note.

         E.       AFFIRMATIVE DUTY TO RECOMMEND SUITABLE SECURITIES.

                  A portfolio manager or a research analyst may not fail to timely recommend a suitable security to, or purchase or sell a suitable security for, a Fund in order to

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


                  avoid an actual or apparent conflict with a personal transaction in that security. Before trading any security, a portfolio manager or research analyst has an affirmative duty to provide to Fidelity any material, public information that comes from the company about such security in his or her possession. As a result, portfolio managers or research analysts should (a) confirm that a Research Note regarding such information on such security is on file prior to trading in the security, or (b) if not, should either contact the Director of Research or publish such information in their possession and wait two business days prior to trading in the security.

                  In addition, at the time of pre-clearance by a research analyst, the Ethics Office may condition the approval of a pre-clearance request upon the concurrence of the Director of Research if the proposed transaction is in the opposite direction of the most recent recommendation of the analyst.

         F.       AFFIRMATIVE DUTY TO DISCLOSE.

                  Investment Professionals and Senior Executives who own a security, or who have decided to effect a personal transaction in a security, have an affirmative duty to disclose this information in the course of any communication about that security when the purpose or reasonable consequence of such communication is to influence a portfolio to buy, hold or sell that security. The disclosure of ownership should be part of the initial communication but need not be repeated in the case of continuing communications directed to a specific person.

         G.       SERVICE AS A DIRECTOR OR TRUSTEE.

                  Service on a board of directors or Trustees poses several forms of potential conflicts for employees. These include potentially conflicting fiduciary duties to the company and a Fund, receipt of possibly material, nonpublic information and conflicting demands on the time of the employee. Accordingly, service by any Investment Professional or Senior Executive on a board of directors of a non-Fidelity publicly-traded or privately-held company likely to issue shares is prohibited absent prior authorization. Approval will be based upon a determination that the board service would be in the best interests of the Funds and their shareholders. Requests for approval of board service should be submitted in writing to the Ethics Office.

VI.      PROHIBITION ON CERTAIN TRADES BY PORTFOLIO MANAGERS

         Portfolio managers are the people most familiar with the investment decisions they are making for the Funds they manage. Even the appearance of a portfolio manager trading the same securities for his or her personal account on or about the same time as he or she is trading for the Fund is not in the best interest of the Funds. Accordingly, as a portfolio manager, you may not buy or sell a security your Fund has traded within 7 calendar days on either side of the Fund's trade date (i.e., date of execution, not the settlement date). For example, assuming the day your Fund trades a security is day 0, day 8 is the first day you may trade that security for your own account. This prohibition is in addition to the restrictions that apply generally to all persons subject to this Code and those applicable to Access Persons. If application of this rule would work to the disadvantage of a Fund (e.g., you sold a security on day 0 and on day 3, after new events had occurred, determined that the Fund should buy the same security) you must apply to the Ethics Officer for an exception (see Section VIII. below).

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

         In addition to any other sanction provided for under the Code of Ethics (see Section IX. D), any profit realized from a transaction within the prescribed period may be required to be surrender to FMR. Transactions in accounts beneficially owned by you where investment discretion has been provided to a third party in a written document and for which you provide no input regarding investment decision making will not be subject to this 7 day provision.

         The prohibition under this section does not apply to any personal trade by a portfolio manager that occurs within 7 calendar days preceding, or on the date of, a trade in the same security for a portfolio managed by such portfolio manager, if the portfolio trade has been initiated by the trading desk in accordance with standing instructions directing the trading desk to purchase or sell securities representing all or substantially all of the portfolio in amounts proportional to the relative weightings of such securities in the portfolio (or a related portfolio) in response to fund cash flows.

VII.     NON-ACCESS TRUSTEES

         Pursuant to Rule 17j-1, a Non-Access Trustee need not file reports of his or her transactions in reportable securities unless at the time of the transaction the Board member knew, or in the ordinary course of fulfilling his or her duties as a Fidelity Fund Board member should have known: (a) that one or more of the Funds had purchased or sold or was actively considering the purchase or sale of that security within the 15-day period preceding the Board member's transaction, or (b) that one or more Funds would be purchasing, selling or actively considering the purchase or sale of that security within the 15 days following the Board member's transaction. The knowledge in question is the Board member's knowledge at the time of the Board member's transaction, not knowledge subsequently acquired. Although a Non-Access Trustee is not required to report transactions unless the above conditions are met, the Boards of Trustees of the Funds have adopted a policy that requires a Non-Access Trustee to report personal securities transactions on at least a quarterly basis.

VIII.    WAIVERS AND EXCEPTIONS

         A.       REQUESTS TO WAIVE A PROVISION OF THE CODE OF ETHICS.

                  An employee may request in writing to the Ethics Office a waiver of any Code of Ethics provision. If appropriate, the Ethics Office will consult with the Ethics Oversight Committee (a committee which consists of representatives from senior management) in considering such requests. All waiver requests must be submitted to the Ethics Office in writing. In order to be considered for a waiver to the in-house trading requirement, an employee must submit a completed Account Waiver Request form which can be found online or obtained through the Ethics Office. The Ethics Office will inform you in writing whether or not the waiver has been granted. If you are granted a waiver to any Code of Ethics provision, you will be expected to comply with all other provisions of the Code.

         B.       EXCEPTIONS.

                  Special approval to make any trade prohibited by this Code may be sought from the Ethics Office. Special approvals will be considered on a case-by-case basis. The decision to grant special approval will be based on whether the trade is consistent with the general principles of this Code and whether the trade is consistent with the interest of the relevant Fund(s). The Ethics Office will maintain a written record of exceptions, if any, that are permitted.

IX.      ENFORCEMENT

         The Rules adopted by the SEC require that a code of ethics must not only be adopted but must also be enforced with reasonable diligence. Records of any violation of the Code and of the actions taken as a result of such violations will be kept.

         A.       REVIEW.

                  The Ethics Office will review on a regular basis the reports filed pursuant to this Code. In this regard, the Ethics Office will give special attention to evidence, if any, of potential violations of the antifraud provisions of the federal securities laws or the procedural requirements or ethical standards set forth in this Code and the Policy on Insider Trading.

                  The policies and procedures described in this Code do not create any obligations to any person or entity other than the Fidelity Companies and the Funds. This Code is not a promise or contract, and it may be modified at any time. The Fidelity Companies and the Funds retain the discretion to decide whether this Code applies to a specific situation, and how it should be interpreted.

         B.       BOARD REPORTING.

                  The Ethics Office will provide to the Boards of Trustees of the Funds no less frequently than annually a summary of significant sanctions imposed for material violations of this Code or the Policy on Insider Trading.

         C.       VIOLATIONS.

                  When potential violations of the Code of Ethics or the Insider Trading Policy Statement come to the attention of the Ethics Office, the Ethics Office may investigate the matter. This investigation may include a meeting with the employee. Upon completion of the investigation, if necessary, the matter will be reviewed with senior management or other appropriate parties, and a determination will be made as to whether any sanction should be imposed as detailed below. The employee will be informed of any sanction determined to be appropriate.

         D.       SANCTIONS.

                  Since violations of the Code or the Insider Trading Policy Statement will not necessarily constitute violations of federal securities laws, the sanctions for violations of the Code or the Insider Trading Policy Statement will vary. Sanctions may be issued by (i) the appropriate Board(s) of Trustees of the Fund(s) or Fidelity Company, (ii) senior management, (iii) the Ethics Office, or (iv) other appropriate entity. Sanctions may include, but are not limited to, (i) warning, (ii) fine or other monetary penalty, (iii) personal trading ban, (iv) dismissal, and (v) referral to civil or criminal authorities. Additionally, other legal remedies may be pursued.

         E.       APPEALS PROCEDURES.

                  If you feel that you are aggrieved by any action rendered with respect to a violation of the Code of Ethics or a waiver request, you may appeal the determination by providing the Ethics Office with a written explanation within 30 days of being informed of such determination. The Ethics Office will arrange for a review by senior management or other appropriate party and will advise you whether the action will be imposed, modified or withdrawn. During the review process, you will have an opportunity to submit a written statement. In addition, you may elect to be represented by counsel of your own choosing.

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                        APPENDIX -- BENEFICIAL OWNERSHIP

As used in the Code of Ethics, beneficial ownership will be interpreted using
Section 16 of the Securities Exchange Act of 1934 ("1934 Act") as a general guideline, except that the determination of such ownership will apply to all securities, including debt and equity securities. For purposes of Section 16, a beneficial owner means:

                  Any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in the securities.

In general, "pecuniary interest" means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

Using the above-described definition as a broad outline, the ultimate determination of beneficial ownership will be made in light of the facts of the particular case. Key factors to be considered are the ability of the person to benefit from the proceeds of the security, and the degree of the person's ability to exercise control over the security.

1. SECURITIES HELD BY FAMILY MEMBERS. As a general rule, a person is the beneficial owner of securities held by any child, stepchild, grandchild, parent, step-parent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (collectively, "immediate family") sharing the same household. Adoptive relationships are included for purposes of determining whether securities are held by a member of a person's immediate family. One family member shall not be deemed to be the beneficial owner of securities held by another family member sharing the same household if the later is emancipated and self supporting.

2. SECURITIES HELD BY A CORPORATION OR SIMILAR ENTITY. A person is the beneficial owner of portfolio securities held by a corporation (or similar entity) in which the person owns securities provided that (i) the person is a controlling shareholder of the entity or (ii) the person has control or otherwise participates in making investment decisions over the entity's portfolio securities. "Portfolio securities" means all securities owned by an entity other than securities issued by the entity. Business trusts are treated as corporations for these purposes. In addition, the 1934 Act makes no distinction between public and private corporations for purposes of determining beneficial ownership.

3. SECURITIES HELD IN TRUST. The following persons are considered beneficial owners of the securities held by a trust:

         a) Beneficiaries - (i) if the beneficiary has control or otherwise participates in making investment discussions with the trustees with respect to transactions in the trust's securities or (ii) if the beneficiary has investment control without consultation with the trustee.

         b) Trustees - (i) if the trustee has a pecuniary interest in any holding or transaction in the securities held by the trustor
                  (ii) if at least one beneficiary of the trust is a member of the trustee's immediate family.

         c) Settlors -if a settlor reserves the right to revoke the trust without the consent of another person and has or shares investment control with respect to transactions in the trust's securities.

Indirect pecuniary interest for purposes of Section 16 also includes a general partner's proportionate interest in the portfolio securities held by a general or limited partnership.

Finally, beneficial ownership is not deemed to be conferred by virtue of an interest in:

         a) portfolio securities held by any holding company registered under the Public Utility Holding Company Act of 1935;

         b) portfolio securities held by any investment company registered under the Investment Company Act of 1940; or

         c) securities comprising part of a broad-based publicly-traded market basket or index of stocks approved for trading by the appropriate federal governmental authority.

                        EXAMPLES OF BENEFICIAL OWNERSHIP

1.    Securities Held by Family Members

         a) Two people are married to each other and they maintain separate brokerage and bank accounts. Each is considered the beneficial owner of the other's accounts.

         b) X and Y share a household but are not married. X is financially responsible for Y and they share in the profits of transactions in each other's accounts. X is considered a beneficial owner of Y's securities.

         c) X and Y are married. Although Y has an independent source of income from a family inheritance and segregates her funds from those of her husband, Y contributes to the maintenance of the family home. X and Y have engaged in joint estate planning and have the same financial adviser. Since X and Y's resources are clearly significantly directed towards their common property, they will be deemed to be beneficial owners of each other's securities.

         d) X and Y are separated and have filed for divorce. Neither party contributes to the support of the other. X has no control over the financial affairs of his wife and his wife has no control over his financial affairs. Neither X nor Y is a beneficial owner of the other's securities.

         e) X's adult son lives in X's home. The son is self-supporting and contributes to household expenses. Neither is considered the beneficial owner of the other's securities.

         f) X's mother A lives alone and is financially independent. X has power of attorney over his mother's estate, pays all her bills and manages her investment affairs. X borrows freely from A without being required to pay back funds with interest. X takes out personal loans from A's bank in A's name, the interest from such loans being paid from A's account. X is a significant heir of A's estate. X is a beneficial owner of A's securities.

2.   Securities Held by a Company

         A holding company has 5 shareholders. X owns 30% of the shares but does not have or share investment control in the company. Even though X does not share investment control, because X has a controlling interest in the company X will be presumed to have beneficial ownership of the securities owned by the holding company.

3.  Securities Held in Trust

         X is trustee of a trust created for his two minor children. When both of X's children reach 21, each will receive an equal share of the trust. X is a beneficial owner of the securities in the trust.


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